EXHIBIT 99.1

Western Midstream Announces Third-Quarter 2026 Results
•Reported third-quarter 2026 Net income attributable to limited partners of $324.8 million, generating quarterly Adjusted EBITDA(1) of $708.3 million, which represents a 12-percent increase compared to the prior-year period, and third-quarter Distributable Cash Flow(1) of $512.3 million.
•Reported third-quarter 2026 Cash flows provided by operating activities of $567.5 million, generating third-quarter Free Cash Flow(1) of $244.2 million.
•Announced a third-quarter distribution of $0.930 per unit, which is consistent with the prior quarter’s distribution, and reflects a distribution of $3.72 per unit on an annualized basis.
•Reaffirming 2026 Adjusted EBITDA(2), Distributable Cash Flow(2), and Free Cash Flow(2) guidance ranges of $2.750 billion to $2.950 billion, $2.050 billion to $2.250 billion, and $1.100 billion to $1.300 billion, respectively.
•Expect to be slightly above the high end of the 2026 total capital expenditures(3) guidance range of $850.0 million to $1.0 billion, driven by capital needs related to producers’ accelerating activity and WES’s investment in the Solitude Pipeline System.
HOUSTON—(PR NEWSWIRE)—November 4, 2026 – Today Western Midstream Partners, LP (NYSE: WES) (“WES” or the “Partnership”) announced third-quarter 2026 financial and operating results. Net income (loss) attributable to limited partners for the third quarter of 2026 totaled $324.8 million, or $0.78 per common unit (diluted), with third-quarter 2026 Adjusted EBITDA(1) totaling $708.3 million and Distributable Cash Flow(1) totaling $512.3 million. Third-quarter 2026 Cash flows provided by operating activities totaled $567.5 million and third-quarter 2026 Free Cash Flow(1) totaled $244.2 million. Third-quarter 2026 capital expenditures(3) totaled $303.4 million.

RECENT HIGHLIGHTS
•Gathered record natural-gas throughput of 5.9 Bcf/d, representing an 8-percent sequential-quarter increase.
•Achieved record natural-gas throughput in the Delaware Basin of 2.6 Bcf/d, representing a 20-percent sequential-quarter increase, mostly driven by the acquisition of Brazos Delaware II, LLC (“Brazos Delaware”) in June 2026.
•Gathered record produced-water throughput in the Delaware Basin of 3,047 MBbls/d, representing a 2-percent sequential-quarter increase.
•As previously announced, WES acquired a 7.5-percent equity interest in the Solitude Pipeline System joint venture (“Solitude”) operated by WhiteWater, consisting of two 48-inch natural-gas pipelines running from the Permian Basin to Katy, Texas, providing initial takeaway capacity of up to 2.25 Bcf/d in late 2029 and an incremental 2.25 Bcf/d in 2030.
On November 13, 2026, WES will pay its third-quarter 2026 per-unit distribution of $0.930, or $3.72 on an annualized basis, which is consistent with the prior quarter’s distribution. Third-quarter 2026 Free Cash Flow(1) after distributions totaled negative $148.5 million as a result of organic growth capital expenditures.
Third-quarter 2026 natural-gas throughput(4) averaged 5.7 Bcf/d, representing a 7-percent sequential-quarter increase. Third-quarter 2026 crude-oil and NGLs throughput(4) averaged 526 MBbls/d, a slight sequential-quarter increase. Third-quarter 2026 produced-water throughput(4) averaged 2,992 MBbls/d, representing a 2-percent sequential-quarter increase.
“WES achieved record natural-gas throughput, partnership-wide and in the Delaware Basin, driven by increased throughput from our legacy assets and a full quarter of contribution from the Brazos Delaware acquisition that closed in June,” commented Oscar K. Brown, President and Chief Executive Officer of WES. “The Brazos integration is progressing as expected, and we anticipate tying those assets into our West Texas Complex by mid-December, enabling us to reduce offloads and generate more value for WES unitholders.”

“With a greater number of wells expected to come online relative to the third quarter, we expect strong fourth-quarter results and anticipate full-year Adjusted EBITDA above the midpoint of our guidance range of $2.750 billion to $2.950 billion. This represents an increase of more than $250.0 million relative to the $2.600 billion midpoint of our original Adjusted EBITDA guidance range announced in February, or more than $150.0 million above the midpoint excluding the Brazos acquisition. This outlook follows a modest sequential decline in third-quarter Adjusted EBITDA primarily due to lower crude-oil and NGLs pricing, decreased throughput in the DJ Basin, and slightly higher operation and maintenance expense, which is typical in the third quarter. We also expect 2026 capital expenditures to be slightly above the high end of our $850.0 million to $1.0 billion guidance range, reflecting our investment in Solitude and accelerating producer activity levels.”
“We expect this momentum to carry into 2027, with incremental customer activity, a full year of contribution from Brazos, the start-up of the Pathfinder pipeline, North Loving II coming online, and new gathering and processing agreements in the Powder River Basin positioning us for throughput growth across all three product lines again next year. We expect 2027 capital expenditures to be relatively in line with 2026, with approximately 80-percent directed to the Delaware Basin, our largest growth driver, which includes our investment in the Solitude pipeline and completion of North Loving II. The vast majority of the remaining capital expenditures will be directed to the Powder River Basin to support those new agreements. Our solid liquidity position and investment grade balance sheet position us to fund these growth opportunities, return substantial capital to unitholders, and continue to pursue strategic acquisitions.”

CONFERENCE CALL TOMORROW AT 9:00 A.M. CT
WES will host a conference call on Thursday, November 5, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its third-quarter 2026 results. To access the live audio webcast of the conference call, please visit the investor relations section of the Partnership’s website at www.westernmidstream.com. A small number of phone lines are available for analysts; individuals should dial 888-880-3330 (Domestic) or 646-357-8766 (International) ten to fifteen minutes before the scheduled conference call time. A replay of the live audio webcast can be accessed on the Partnership’s website at www.westernmidstream.com for one year after the call.
For additional details on WES’s financial and operational performance, please refer to the earnings slides and updated investor presentation available at www.westernmidstream.com.
ABOUT WESTERN MIDSTREAM
Western Midstream Partners, LP (“WES”) is a master limited partnership formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering, transporting, recycling, treating, and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells residue, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity-price volatility through fee-based contracts.
For more information about WES, please visit www.westernmidstream.com.

______________________________________________________________
(1)Please see the definitions of the Partnership’s non-GAAP measures at the end of this release and reconciliation of GAAP to non-GAAP measures.
(2)This release contains certain forward-looking non-GAAP measures such as the Adjusted EBITDA range, the Distributable Cash Flow range, and the Free Cash Flow range for the year ending December 31, 2026. A reconciliation of the Adjusted EBITDA range to net cash provided by operating activities and net income (loss), a reconciliation of the Distributable Cash Flow range to net income (loss), and a reconciliation of the Free Cash Flow range to net cash provided by operating activities, is not provided because the items necessary to estimate such amounts are not reasonably estimable at this time. These items, net of tax, may include, but are not limited to, impairments of assets and other charges, divestiture costs, acquisition costs, or changes in accounting principles. All of these items could significantly impact such financial measures. At this time, WES is not able to estimate the aggregate impact, if any, of these items on future period reported earnings. Accordingly, WES is not able to provide a corresponding forward-looking GAAP equivalent for the Adjusted EBITDA, Distributable Cash Flow, or Free Cash Flow ranges.
(3)Accrual-based, includes equity investments, excludes capitalized interest, and excludes capital expenditures associated with the 25% third-party interest in Chipeta.
(4)Represents total throughput attributable to WES, which excludes (i) the 1.8% limited partner interest in WES Operating owned by an Occidental subsidiary as of September 30, 2026, and (ii) for natural-gas throughput, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. WES’s management believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove correct. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this news release. These factors include our ability to meet financial guidance or distribution expectations; our ability to safely and efficiently operate WES’s assets; the supply of, demand for, and price of oil, natural gas, NGLs, and related products or services; our ability to meet projected in-service dates for capital-growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” section of WES’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission and other public filings and press releases. WES undertakes no obligation to publicly update or revise any forward-looking statements.
# # #
Source: Western Midstream Partners, LP

WESTERN MIDSTREAM CONTACTS

Daniel Jenkins
Director, Investor Relations
Investors@westernmidstream.com
866.512.3523

Rhianna Disch
Manager, Investor Relations
Investors@westernmidstream.com
866.512.3523

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,
thousands except per-unit amounts	2026	2025
Revenues and other
Service revenues – fee based	$1,018,558	$868,253
Service revenues – product based	88,161	33,919
Product sales	95,709	50,129
Other	(8,211)	183
Total revenues and other	1,194,217	952,484
Equity income, net – related parties	18,803	16,847
Operating expenses
Cost of product	121,687	51,187
Operation and maintenance	291,456	212,385
General and administrative	87,783	64,119
Property and other taxes	20,383	15,725
Depreciation and amortization	223,776	170,323
Long-lived asset and other impairments	557	11,562
Total operating expenses	745,642	525,301
Gain (loss) on divestiture and other, net	(5,831)	(2,470)
Operating income (loss)	461,547	441,560
Interest expense	(116,580)	(92,353)
Gain (loss) on early extinguishment of debt	—	—
Other income (expense), net	792	1,754
Income (loss) before income taxes	345,759	350,961
Income tax expense (benefit)	6,780	2,089
Net income (loss)	338,979	348,872
Net income (loss) attributable to noncontrolling interests	7,073	9,257
Net income (loss) attributable to Western Midstream Partners, LP	$331,906	$339,615
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Midstream Partners, LP	$331,906	$339,615
General partner interest in net (income) loss	(7,122)	(7,885)
Limited partners’ interest in net income (loss)	$324,784	$331,730
Net income (loss) per common unit – basic	$0.79	$0.87
Net income (loss) per common unit – diluted	$0.78	$0.87
Weighted-average common units outstanding – basic	413,175	381,330
Weighted-average common units outstanding – diluted	415,055	382,788

Western Midstream Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

thousands except number of units	September 30, 2026	December 31, 2025
Total current assets	$1,183,310	$1,656,941
Net property, plant, and equipment	12,594,701	11,220,908
Other assets	2,655,948	2,120,571
Total assets	$16,433,959	$14,998,420
Total current liabilities	$1,452,973	$1,236,484
Long-term debt	8,883,595	8,195,170
Asset retirement obligations	491,139	427,858
Other liabilities	1,257,856	975,786
Total liabilities	12,085,563	10,835,298
Equity and partners’ capital
Common units (413,183,736 and 408,141,366 units issued and outstanding at September 30, 2026, and December 31, 2025, respectively)	4,205,189	4,016,606
General partner units (9,060,641 units issued and outstanding at September 30, 2026, and December 31, 2025)	3,202	4,624
Noncontrolling interests	140,005	141,892
Total liabilities, equity, and partners’ capital	$16,433,959	$14,998,420

Western Midstream Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
thousands	2026	2025
Cash flows from operating activities
Net income (loss)	$1,113,262	$1,016,186
Adjustments to reconcile net income (loss) to net cash provided by operating activities and changes in assets and liabilities:
Depreciation and amortization	630,147	512,896
Long-lived asset and other impairments	1,716	12,251
(Gain) loss on divestiture and other, net	16,796	8,048
(Gain) loss on early extinguishment of debt	150	—
Change in other items, net	(189,922)	115,599
Net cash provided by operating activities	$1,572,149	$1,664,980
Cash flows from investing activities
Capital expenditures	$(808,365)	$(505,783)
Acquisitions from third parties	(818,723)	—
Contributions to equity investments - related parties	(27,710)	—
Distributions from equity investments in excess of cumulative earnings – related parties	13,988	26,000
Proceeds from the sale of assets to third parties	—	162
(Increase) decrease in materials and supplies inventory and other	(19,181)	3,329
Net cash provided by (used in) investing activities	$(1,659,991)	$(476,292)
Cash flows from financing activities
Borrowings, net of debt issuance costs	$1,050,464	$(1,171)
Repayments of debt	(800,505)	(1,000,589)
Commercial paper borrowings (repayments), net	265,771	—
Increase (decrease) in outstanding checks	10,761	(3,114)
Distributions to Partnership unitholders	(1,146,997)	(1,051,503)
Distributions to Chipeta noncontrolling interest owner	(7,578)	—
Distributions to noncontrolling interest owner of WES Operating	(21,837)	(21,485)
Other	(37,228)	(24,002)
Net cash provided by (used in) financing activities	$(687,149)	$(2,101,864)
Net increase (decrease) in cash and cash equivalents	$(774,991)	$(913,176)
Cash and cash equivalents at beginning of period	819,491	1,090,464
Cash and cash equivalents at end of period	$44,500	$177,288

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

WES defines Adjusted Gross Margin attributable to Western Midstream Partners, LP (“Adjusted Gross Margin”) as total revenues and other (less reimbursements for electricity-related expenses recorded as revenue), less cost of product, plus distributions from equity investments, and excluding the noncontrolling interest owners’ proportionate share of revenues and cost of product. We believe Adjusted Gross Margin is an important performance measure of our operations’ profitability and performance as compared to other companies in the midstream industry. Cost of product expenses include (i) costs associated with the purchase of natural gas and NGLs pursuant to our percent-of-proceeds, percent-of-product, and keep-whole contracts, (ii) costs associated with the valuation of gas and NGLs imbalances, (iii) costs associated with our obligations under certain contracts to redeliver a volume of natural gas to shippers, which is thermally equivalent to condensate retained by us and sold to third parties, and (iv) costs associated with our offload commitments with third parties providing firm-processing capacity. The electricity-related expenses included in our Adjusted Gross Margin definition relate to pass-through expenses that are recorded as operation and maintenance expense with an offset recorded as revenue for the reimbursement by certain customers.

WES defines Adjusted EBITDA attributable to Western Midstream Partners, LP (“Adjusted EBITDA”) as net income (loss), plus (i) distributions from equity investments, (ii) non-cash equity-based compensation expense, (iii) interest expense, (iv) income tax expense, (v) depreciation and amortization, (vi) impairments, and (vii) other expense (including lower of cost or market inventory adjustments recorded in cost of product), less (i) gain (loss) on divestiture and other, net, (ii) gain (loss) on early extinguishment of debt, (iii) income from equity investments, (iv) income tax benefit, (v) other income, (vi) other items impacting comparability with our core operating performance, and (vii) the noncontrolling interest owners’ proportionate share of revenues and expenses. We believe the presentation of Adjusted EBITDA provides information useful to investors in assessing our financial condition and results of operations and that Adjusted EBITDA is a widely accepted financial indicator of a company’s ability to incur and service debt, fund capital expenditures, and make distributions. Adjusted EBITDA is a supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, commercial banks, and rating agencies, use, among other measures, to assess the following:
•our operating performance as compared to other publicly traded partnerships in the midstream industry, without regard to financing methods, capital structure, or historical cost basis;
•the ability of our assets to generate cash flow to make distributions; and
•the viability of acquisitions and capital expenditures and the returns on investment of various investment opportunities.

WES defines Distributable Cash Flow (“DCF”) as Adjusted EBITDA, less total revenues and other recognized in Adjusted EBITDA in excess of (less than) customer billings; net cash paid for (i) interest expense (net of interest income recorded in other income (expense) and non-cash capitalized interest), (ii) maintenance capital expenditures, and (iii) income taxes, and Distributable Cash Flow attributable to noncontrolling interests to the extent such amounts are not excluded from Adjusted EBITDA. We believe DCF provides useful information to management and investors because it is used by other companies in the midstream industry, as well as by analysts, as a supplemental performance measure to evaluate our operating performance after cash interest expense, maintenance capital expenditures, service revenues in excess of billings, and income taxes, and to compare our operating and financial performance with that of other publicly traded partnerships that may have different capital structures or financing methods. We utilize DCF as a measure of the operating performance of our asset base and as such reconcile it to net income (loss) and Adjusted EBITDA, with the adjustments intended to enhance period-over-period comparability. DCF does not reflect changes in working capital, growth capital expenditures, acquisitions, or debt or equity financing. DCF should not be viewed as a measure of our liquidity. When evaluating our liquidity, investors should focus on net cash provided by operating activities, as well as the overall statement of cash flows, and the “Liquidity and Capital Resources” section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations.

WES defines Free Cash Flow as net cash provided by operating activities less total capital expenditures and contributions to equity investments, plus distributions from equity investments in excess of cumulative earnings. Management considers Free Cash Flow an appropriate metric for assessing capital discipline, cost efficiency, and balance-sheet strength. Although Free Cash Flow is the metric used to assess our ability to make distributions to unitholders, this measure should not be viewed as indicative of the actual amount of cash that is available for distributions or planned for distributions for a given period. Instead, Free Cash Flow represents the amount of cash that is available in aggregate for distributions, debt repayments, and other general partnership purposes.

Adjusted Gross Margin, Adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow are not defined in GAAP. The GAAP measure that is most directly comparable to Adjusted Gross Margin is gross margin. Net income (loss) and net cash provided by operating activities are the GAAP measures that are most directly comparable to Adjusted EBITDA. The GAAP measure that is most directly comparable to Distributable Cash Flow is net income (loss). The GAAP measure that is most directly comparable to Free Cash Flow is net cash provided by operating activities. Our non-GAAP financial measures (i) should not be considered as alternatives to the comparable GAAP measures or any other measure of financial performance presented in accordance with GAAP, (ii) have important limitations as analytical tools because they exclude some, but not all, items that affect the comparable GAAP measures, (iii) should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, and (iv) may not be comparable to similarly titled measures of other companies in our industry, thereby diminishing their utility as comparative measures.

Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management considers in evaluating our operating results.

The following tables present reconciliations of the GAAP measures to our non-GAAP measures:

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted Gross Margin

	Three Months Ended
thousands	September 30, 2026	June 30, 2026
Reconciliation of Gross margin to Adjusted Gross Margin
Total revenues and other	$1,194,217	$1,224,719
Less:
Cost of product	121,687	117,440
Depreciation and amortization	223,776	205,945
Gross margin	848,754	901,334
Add:
Distributions from equity investments	24,514	24,630
Depreciation and amortization	223,776	205,945
Less:
Reimbursed electricity-related charges recorded as revenues	34,108	33,410
Adjusted Gross Margin attributable to noncontrolling interests (1)	23,272	23,978
Adjusted Gross Margin	$1,039,664	$1,074,521

Gross margin
Gross margin for natural-gas assets (2)	$556,113	$567,265
Gross margin for crude-oil and NGLs assets (2)	103,161	116,084
Gross margin for produced-water assets (2)	203,780	216,927
Adjusted Gross Margin
Adjusted Gross Margin for natural-gas assets (2)	$662,699	$658,322
Adjusted Gross Margin for crude-oil and NGLs assets (2)	141,855	153,071
Adjusted Gross Margin for produced-water assets (2)	244,813	257,257
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.8% and 1.8% limited partner interest in WES Operating owned by an Occidental subsidiary as of September 30, 2026, and June 30, 2026, respectively, which collectively represent WES’s noncontrolling interests.
(2)Excludes corporate-level depreciation and amortization and other corporate-level items.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Adjusted EBITDA

	Three Months Ended
thousands	September 30, 2026	June 30, 2026
Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$338,979	$415,251
Add:
Distributions from equity investments	24,514	24,630
Non-cash equity-based compensation expense	12,730	13,507
Interest expense	116,580	108,984
Income tax expense	6,780	5,152
Depreciation and amortization	223,776	205,945
Long-lived asset and other impairments	557	551
Other expense	—	329
Less:
Gain (loss) on divestiture and other, net	(5,831)	(4,598)
Gain (loss) on early extinguishment of debt	—	(150)
Equity income, net – related parties	18,803	21,536
Other income	835	2,834
Items impacting comparability
Acquisition-related expenses and other, net	(12,514)	476
Adjusted EBITDA attributable to noncontrolling interests (1)	14,275	17,719
Adjusted EBITDA	$708,348	$736,532
Reconciliation of Net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$567,510	$534,736
Interest expense	116,580	108,984
Accretion and amortization of long-term obligations, net	(921)	(734)
Current income tax expense (benefit)	2,448	3,515
Other (income) expense, net	(792)	(2,834)
Distributions from equity investments in excess of cumulative earnings – related parties	4,081	18
Changes in assets and liabilities:
Accounts receivable, net	120,046	47,756
Accounts and imbalance payables and accrued liabilities, net	(122,949)	(6,425)
Other items, net	24,106	69,711
Acquisition-related expenses and other, net	12,514	(476)
Adjusted EBITDA attributable to noncontrolling interests (1)	(14,275)	(17,719)
Adjusted EBITDA	$708,348	$736,532
Cash flow information
Net cash provided by operating activities	$567,510	$534,736
Net cash provided by (used in) investing activities	(317,768)	(1,107,346)
Net cash provided by (used in) financing activities	(310,008)	29,881
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.8% and 1.8% limited partner interest in WES Operating owned by an Occidental subsidiary as of September 30, 2026, and June 30, 2026, respectively, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Distributable Cash Flow

	Three Months Ended
thousands	September 30, 2026	June 30, 2026
Reconciliation of Net income (loss) to Distributable Cash Flow
Net income (loss)	$338,979	$415,251
Add:
Distributions from equity investments	24,514	24,630
Non-cash equity-based compensation expense	12,730	13,507
Income tax expense	6,780	5,152
Depreciation and amortization	223,776	205,945
Long-lived asset and other impairments	557	551
Other expense	—	329
Less:
Recognized service revenues – fee based in excess of (less than) customer billings	38,135	52,810
Gain (loss) on divestiture and other, net	(5,831)	(4,598)
Gain (loss) on early extinguishment of debt	—	(150)
Equity income, net - related parties	18,803	21,536
Items impacting comparability	(12,514)	476
Cash paid for maintenance capital expenditures	37,966	26,681
Capitalized interest	7,864	6,713
Cash paid for (reimbursement of) income taxes	(127)	10,169
Other income (net of interest income)	36	495
Distributable Cash Flow attributable to noncontrolling interests (1)	10,699	14,076
Distributable Cash Flow	$512,305	$537,157
Reconciliation of Adjusted EBITDA to Distributable Cash Flow
Adjusted EBITDA	$708,348	$736,532
Less:
Recognized service revenues - fee based in excess of (less than) customer billings	38,135	52,810
Capitalized interest	7,864	6,713
Cash paid for maintenance capital expenditures	37,966	26,681
Cash paid for (reimbursement of) income taxes	(127)	10,169
Interest expense (net of interest income)	115,781	106,645
Distributable Cash Flow attributable to noncontrolling interests (1)	(3,576)	(3,643)
Distributable Cash Flow	$512,305	$537,157

Weighted-average common units outstanding	413,175	398,043
Weighted-average general partner units	9,061	9,061
(1)Includes (i) the 25% third-party interest in Chipeta and (ii) the 1.8% and 1.8% limited partner interest in WES Operating owned by an Occidental subsidiary as of September 30, 2026, and June 30, 2026, respectively, which collectively represent WES’s noncontrolling interests.

Western Midstream Partners, LP
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (CONTINUED)
(Unaudited)

Free Cash Flow

	Three Months Ended
thousands	September 30, 2026	June 30, 2026
Reconciliation of Net cash provided by operating activities to Free Cash Flow
Net cash provided by operating activities	$567,510	$534,736
Less:
Capital expenditures	302,300	270,339
Contributions to equity investments – related parties	25,132	810
Add:
Distributions from equity investments in excess of cumulative earnings – related parties	4,081	18
Free Cash Flow	$244,159	$263,605
Cash flow information
Net cash provided by operating activities	$567,510	$534,736
Net cash provided by (used in) investing activities	(317,768)	(1,107,346)
Net cash provided by (used in) financing activities	(310,008)	29,881

Western Midstream Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	September 30, 2026	June 30, 2026	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Gathering, treating, and transportation	451	427	6%
Processing	5,018	4,597	9%
Equity investments (1)	467	494	(5)%
Total throughput	5,936	5,518	8%
Throughput attributable to noncontrolling interests (2)	193	175	10%
Total throughput attributable to WES for natural-gas assets	5,743	5,343	7%
Throughput for crude-oil and NGLs assets (MBbls/d)
Gathering, treating, and transportation	426	425	—%
Equity investments (1)	109	108	1%
Total throughput	535	533	—%
Throughput attributable to noncontrolling interests (2)	9	10	(10)%
Total throughput attributable to WES for crude-oil and NGLs assets	526	523	1%
Throughput for produced-water assets (MBbls/d)
Gathering, disposal, and water solutions	3,047	2,993	2%
Throughput attributable to noncontrolling interests (2)	55	54	2%
Total throughput attributable to WES for produced-water assets	2,992	2,939	2%
Per-Mcf Gross margin for natural-gas assets (3)	$1.02	$1.13	(10)%
Per-Bbl Gross margin for crude-oil and NGLs assets (3)	2.10	2.39	(12)%
Per-Bbl Gross margin for produced-water assets (3)	0.73	0.80	(9)%

Per-Mcf Adjusted Gross Margin for natural-gas assets (4)	$1.25	$1.35	(7)%
Per-Bbl Adjusted Gross Margin for crude-oil and NGLs assets (4)	2.93	3.21	(9)%
Per-Bbl Adjusted Gross Margin for produced-water assets (4)	0.89	0.96	(7)%
(1)Represents our share of average throughput for investments accounted for under the equity method of accounting.
(2)Includes (i) the 1.8% and 1.8% limited partner interest in WES Operating owned by an Occidental subsidiary as of September 30, 2026, and June 30, 2026, respectively, and (ii) for natural-gas assets, the 25% third-party interest in Chipeta, which collectively represent WES’s noncontrolling interests.
(3)Average for period. Calculated as Gross margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.
(4)Average for period. Calculated as Adjusted Gross Margin for natural-gas assets, crude-oil and NGLs assets, or produced-water assets, divided by the respective total throughput (MMcf or MBbls) attributable to WES for natural-gas assets, crude-oil and NGLs assets, or produced-water assets.

Western Midstream Partners, LP
OPERATING STATISTICS (CONTINUED)
(Unaudited)

	Three Months Ended
	September 30, 2026	June 30, 2026	Inc/ (Dec)
Throughput for natural-gas assets (MMcf/d)
Operated
Delaware Basin	2,562	2,140	20%
DJ Basin	1,482	1,547	(4)%
Powder River Basin	400	398	1%
Other	978	895	9%
Total operated throughput for natural-gas assets	5,422	4,980	9%
Non-operated
Equity investments	467	494	(5)%
Other	47	44	7%
Total non-operated throughput for natural-gas assets	514	538	(4)%
Total throughput for natural-gas assets	5,936	5,518	8%
Throughput for crude-oil and NGLs assets (MBbls/d)
Operated
Delaware Basin	272	265	3%
DJ Basin	90	94	(4)%
Powder River Basin	24	27	(11)%
Other	40	39	3%
Total operated throughput for crude-oil and NGLs assets	426	425	—%
Non-operated
Equity investments	109	108	1%
Total non-operated throughput for crude-oil and NGLs assets	109	108	1%
Total throughput for crude-oil and NGLs assets	535	533	—%
Throughput for produced-water assets (MBbls/d)
Operated
Delaware Basin	3,047	2,993	2%
Total operated throughput for produced-water assets	3,047	2,993	2%